                                                                   Exhibit 10.56

                              EMPLOYMENT AGREEMENT

                     THIS EMPLOYMENT AGREEMENT ("Agreement") is made as of October 29, 2003, to be effective as of January 1, 2004 (the "Effective Date") by and between VODAVI TECHNOLOGY, INC., a Delaware corporation ("Employer") and DAVID A. HUSBAND ("Employee").

                                    RECITALS

               A. Employer and Employee are currently parties to that certain Employment Agreement dated February 27, 2003 and effective January 1, 2003 (the "Prior Employment Agreement").

               B. Pursuant to Section 6(g) of the Prior Employment Agreement, the Prior Employment Agreement may not be modified or amended other than by an agreement in writing.

               C. Employer desires to continue to employ Employee and Employee desires to continue such employment, all on the terms and conditions hereinafter set forth.

               D. Employer and Employee believe that it is in their mutual best of interests that this Agreement supersede the Prior Employment Agreement in its entirety pursuant to the terms hereof.

                                    AGREEMENT

               NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth in this Agreement, the parties hereto agree as follows:

               1. EMPLOYMENT. Employer hereby employs Employee, and
Employee hereby accepts such employment, as Vice President -- Finance and Chief Financial Officer of Employer and in such other executive capacities and for such other executive duties and services as shall from time to time be mutually agreed upon by Employer and Employee.

               2. FULL TIME OCCUPATION. Employee shall devote
Employee's entire business time, attention, and efforts to the performance of Employee's duties under this Agreement, and shall serve Employer faithfully and diligently and shall not engage in any other employment while employed by Employer.

               3. COMPENSATION AND OTHER BENEFITS.

                  (a)  SALARY. Employer shall pay to Employee, as
compensation for the services rendered by Employee as follows: (1) during the period beginning on the date hereof through and including December 31, 2003, Employer shall pay to Employee a base salary at a rate of $135,000 per annum, and (2) during the period beginning on the Effective Date through and including December 31, 2004, Employer shall pay to Employee, as compensation for services rendered by Employee during Employee's employment under this Agreement, a base salary at a rate of $150,000 per annum (the "Base Salary"). Employer shall pay the Base Salary in accordance with Employer's established payroll procedures.
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                  (b)  BONUS. In addition to the Base Salary, Employee
shall be eligible to receive annual bonus compensation (the "Bonus") in an amount to be set by the Compensation Committee of Employer's Board of Directors, at the committee's sole and exclusive discretion.

                  (c) REIMBURSEMENT. Employer shall reimburse Employee for all travel and entertainment expenses and other ordinary and necessary business expenses incurred by Employee in connection with the business of Employer and Employee's duties under this Agreement. The term "business expenses" shall not include any item not at least partially deductible by Employer for federal income tax purposes. Reimbursements shall be made by Employer in accordance with Employer's normal expense policies and procedures.

                  (d) FRINGE BENEFITS. Employee shall be entitled to participate in any group insurance, pension, retirement, vacation, expense reimbursement, and other plans, programs, and benefits approved by the Board of Directors and made available from time to time to executive employees of Employer generally during the term of Employee's employment hereunder. The foregoing shall not obligate Employer to adopt or maintain any particular plan, program, or benefit.

               4. TERM OF EMPLOYMENT.

                  (a) EMPLOYMENT TERM. The term of Employee's employment hereunder shall commence on the date hereof and shall continue until December 31, 2004. The term of Employee's employment hereunder shall automatically renew for successive one-year terms, unless and until terminated by either party giving written notice to the other not less than 30 days prior to the end of the then-current term or as otherwise set forth in Section 4(b).

                  (b) TERMINATION UNDER CERTAIN CIRCUMSTANCES. Notwithstanding anything to the contrary herein contained:

                       (i) DEATH. Employee's employment and this Agreement shall be automatically terminated, without notice, effective upon the date of Employee's death.

                      (ii) DISABILITY. If Employee shall fail to perform any of Employee's essential job duties under this Agreement as the result of illness or other incapacity, with or without reasonable accommodation, for a period of more than 12 consecutive weeks, or for more than 12 weeks within any 12-month period, as determined by Employer for purposes of compliance with the Family and Medical Leave Act, Employer may, at its option, and upon notice to Employee, terminate Employee's employment and this Agreement effective on the date of that notice.

                     (iii) UNILATERAL DECISION OF EMPLOYER. Employer may, at its option, upon notice to Employee, terminate Employee's employment and this Agreement effective on the date of that notice. A material reduction in Employee's responsibilities, as such responsibilities are described in Section 1 of this Agreement, by Employer shall constitute a termination under this Section 4(b)(iii).

                      (iv) UNILATERAL DECISION BY EMPLOYEE. Employee may, at his option and upon notice to Employer, terminate Employee's employment and this Agreement


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effective on the date of that notice.

                       (v) TERMINATION FOR CAUSE. Employer may terminate Employee's employment under this Agreement at any time, effective upon written notice to Employee, if the termination of Employee's employment is for Cause. For purposes of this Section 4(b)(v), for Cause shall mean: (A) the failure or refusal of Employee to perform the duties or render the services reasonably assigned to him from time to time by the Board of Directors; (B) gross negligence or willful misconduct by Employee in the performance of his duties as an employee of Employer; (C) the charging or indictment of Employee in connection with a felony; (D) the association, directly or indirectly, of Employee, for his profit or financial benefit, with any person, firm, partnership, association, entity or corporation that competes, in any material way, with Employer; (E) the disclosing or using of any material "Confidential Information" (as hereinafter defined) of Employer at any time by Employee, except as required in connection with his duties to Employer; (F) the breach by Employee of his fiduciary duty or duty of trust to Employer, including the commission by Employee of an act of fraud or embezzlement against Employer; (G) chronic absenteeism; (H) substance abuse; or (I) any other material breach by Employee of any of the terms or provisions of this Agreement, which other material breach is not cured within ten (10) business days of notice by Employer.

                      (vi) CHANGE OF CONTROL. In the event of a Change of Control (as defined below), Employer or Employee may, at their respective option, upon notice to the other, terminate Employee's employment by providing the other party with 30 days' written notice after the effective date of the Change of Control. For the purposes of this Agreement, a "Change in Control" shall mean a change in control of Employer of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, as in effect on the date of this Agreement, or if Item 6(e) is no longer in effect, any regulations issued by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, which serve similar purposes; provided further that, without limitation, a Change in Control shall be deemed to have occurred if and when:

                            (A)  TURNOVER OF BOARD. The following individuals no
longer constitute a majority of the members of the Board of Directors of
Employer: (1) the individuals who, as of the date of this Agreement, constitute the Board of Directors of Employer (the "Current Directors"); (2) the individuals who thereafter are elected to the Board of Directors of Employer and whose election, or nomination for election, to the Board of Directors of Employer was approved by a vote of at least a majority of the Current Directors then still in office (such directors becoming "Additional Directors" immediately following their election); and (3) the individuals who are elected to the Board of Directors of Employer and whose election, or nomination for election, to the Board of Directors of Employer was approved by a vote of at least a majority of the Current Directors and Additional Directors then still in office (such directors also becoming "Additional Directors" immediately following their election);

                            (B)  TENDER OFFER. A tender offer or exchange offer
is made whereby the effect of such offer is to take over and control Employer, and such offer is consummated for the equity securities of Employer representing thirty percent (30%) or more of the combined voting power of Employer's then outstanding voting securities;


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                            (C)  MERGER OR CONSOLIDATION. The stockholders of
Employer shall approve a merger, consolidation, recapitalization, or reorganization of Employer, a reverse stock split of outstanding voting securities, or consummation of any such transaction if stockholder approval is not obtained, other than any such transaction that would result in at least seventy-five percent (75%) of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being beneficially owned by the holders of outstanding voting securities of Employer immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or

                            (D)  LIQUIDATION OR SALE OF ASSETS. The stockholders
of Employer shall approve a plan of complete liquidation of Employer or an agreement for the sale or disposition by Employer of all or a substantial portion of Employer's assets to another person or entity, which is not a wholly owned subsidiary of Employer (i.e., fifty percent (50%) or more of the total assets of Employer).

                  (c) RESULT OF TERMINATION. In the event of the termination of Employee's employment pursuant to Sections 4(b)(i), (iv), or (v) above, Employee shall receive no further compensation under this Agreement and all of Employee's unvested options shall be cancelled. In the event of the termination of Employee's employment pursuant to Section 4(b)(ii) or (iii) above,

                       (i) Employee shall continue to receive his Base Salary during the Severance Period. For purposes of this Agreement, the "Severance Period" shall be a period commencing on the date of termination and ending on the date that is nine months following the date of termination; and

                      (ii) Employee's vested options as of the date of termination shall remain outstanding through the 120-day period following the then-current term of this Agreement. All of Employee's unvested options as of the date of termination shall be cancelled.

                  (d)  RESULT OF CHANGE OF CONTROL. As incentive for
Employee to actively pursue the best interests of Employer's stockholders, in the event of a Change of Control (as that term is defined in Section 4(b)(vi) of this Agreement), then (i) Employee shall earn the Change of Control Bonus, which shall be paid in one lump sum payment within ten business days from the effective date of the Change of Control in the event of a Change of Control; and
(ii) any options held by Employee that remain unvested as of the effective date of the Change of Control shall become fully vested and exercisable as of such effective date. For purposes of this Agreement, the "Change of Control Bonus" shall be based on the value of the transaction resulting in the Change of Control and shall be equal to an amount according to the following schedule:

                    Value of Transaction            Change of Control Bonus

                Less than or equal to $13,999,999                $25,000
                $14,000,000 - $14,999,999                        $31,250
                $15,000,000 - $15,999,999                        $37,500


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                $16,000,000 - $16,999,999                        $43,750
                $17,000,000 - $17,999,999                        $50,000
                $18,000,000 - $18,999,999                        $56,250
                $19,000,000 or greater                           $62,500

The Change of Control Bonus shall be payable in cash, securities, or other consideration in the same proportions as paid in the transaction resulting in the Change of Control. In addition, in the event of the termination of Employee's employment pursuant to Section 4(b)(vi) above Employee shall continue to receive his Base Salary during the Severance Period.

               5. COMPETITION AND CONFIDENTIAL INFORMATION.

                  (a)  INTERESTS TO BE PROTECTED. For purposes of this
Section 5, the term "Employer" shall include Vodavi Technology, Inc. and any entity that is a direct or indirect subsidiary of Vodavi Technology, Inc. during the term of this Agreement. The parties acknowledge that Employee will perform essential services for Employer during the term of Employee's employment with Employer. Employee will be exposed to, have access to, and be required to work with a considerable amount of Confidential Information (as defined below). The parties also expressly recognize and acknowledge that the personnel of Employer have been trained by and are valuable to Employer and that Employer will incur substantial expense in recruiting and training personnel if it must hire new personnel or retrain existing personnel to fill vacancies. The parties also expressly recognize that it could seriously impair the goodwill and diminish the value of Employer's business should Employee compete with Employer in any manner whatsoever. The parties acknowledge that this covenant has an extended duration; however, they agree that this covenant is reasonable, and it is necessary for the protection of Employer, its stockholders, and employees. For these and other reasons, and the fact that there are many other employment opportunities available to Employee if his employment with Employer is terminated, the parties are in full and complete agreement that the following restrictive covenants are fair and reasonable and are entered into freely, voluntarily, and knowingly. Furthermore, each party was given the opportunity to consult with independent legal counsel before entering into this Agreement.

                  (b) NON-COMPETITION. During the term of Employee's employment with Employer and for the period ending 12 months after the termination of Employee's employment with Employer, or, in the alternative, in the event any reviewing court finds 12 months to be overbroad or unenforceable, for a period of nine months after the termination of Employee's employment with Employer, or, in the alternative, in the event any reviewing court finds nine months to be overbroad or unenforceable, for a period of six months after the termination of Employee's employment with Employer, or, in the alternative, in the event any reviewing court finds six months to be overbroad or unenforceable, for a period of three months after the termination of Employee's employment with Employer, regardless of the reason therefor, Employee shall not (whether directly or indirectly, as owner, principal, agent, stockholder, director, officer, manager, employee, partner, participant, or in any other capacity) engage in or become financially interested in any competitive business conducted within the Restricted Territory (as defined below). As used herein, the term "competitive business" shall mean any business that designs, develops, markets, or supports commercial telephone systems, commercial grade telephones, voice processing systems (including, but not limited to, automated


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attendant, voice mail, or fax mail), computer-telephony integration products, and related computer software products; and the term "Restricted Territory" shall mean any area in which Employer conducts its business during Employee's employment hereunder.

                  (c) NON-SOLICITATION OF EMPLOYEES. During the term of Employee's employment and for a period of 12 months after the termination of Employee's employment with Employer, or, in the alternative, in the event any reviewing court finds 12 months to be overbroad or unenforceable, for a period of nine months after the termination of Employee's employment with Employer, or, in the alternative, in the event any reviewing court finds nine months to be overbroad or unenforceable, for a period of six months after the termination of Employee's employment with Employer, or, in the alternative, in the event any reviewing court finds six months to be overbroad or unenforceable, for a period of three months after the termination of Employee's employment with Employer, regardless of the reason therefor, Employee shall not directly or indirectly, for himself, or on behalf of, or in conjunction with, any other person, company, partnership, corporation, or other entity, seek to hire or hire any of Employer's personnel or employees for the purpose of having such employee engage in services that are the same, similar, or related to the services that such employee provided for Employer.

                  (d) CONFIDENTIAL INFORMATION. Employee shall maintain in strict secrecy all confidential or trade secret information, whether patentable or not, relating to the business of Employer (the "Confidential Information") obtained by Employee in the course of Employee's employment, and Employee shall not, unless first authorized in writing by Employer, disclose to, or use for Employee's benefit or for the benefit of any person, firm, or entity at any time either during or subsequent to the term of Employee's employment, any Confidential Information, except as required in the performance of Employee's duties on behalf of Employer. For purposes hereof, Confidential Information shall include without limitation any technical plans and drawings or other reproductions or materials of any kind; any financial information with respect to Employer or its business; any trade secrets, knowledge, or information with respect to products, processes, inventions, formulae, software, source codes, object codes, algorithms, and services provided; any operating procedures, techniques, or know-how; any business methods or forms; any names, addresses, or data on suppliers or customers; and any business policies or other information relating to or dealing with the purchasing, sales, advertising, promotional, or distribution policies or practices of Employer.

                  (e) RETURN OF BOOKS AND PAPERS. Upon the termination of Employee's employment with Employer for any reason, Employee shall deliver promptly to Employer all samples or demonstration models, catalogues, manuals, memoranda, drawings, software, source or object code, formulae, and specifications, and operating procedures; all cost, pricing, and other financial data; all supplier and customer information; all other written or printed materials that are the property of Employer (and any copies of them); and all other materials which may contain Confidential Information relating to the business of Employer, which Employee may then have in his possession whether prepared by Employee or not.

                  (f) DISCLOSURE OF INFORMATION. Employee shall disclose promptly to Employer, or its nominee, any and all ideas, designs, processes, and improvements of any kind relating to the business of Employer, whether patentable or not, conceived or made by Employee, either alone or jointly with others, during working hours or otherwise, during the


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entire period of Employee's employment with Employer, or within six months thereafter.

                  (g) ASSIGNMENT. Employee hereby assigns to Employer or its nominee the entire right, title, and interest in and to all inventions, discoveries, and improvements, whether patentable or not, that Employee may conceive or make during Employee's employment with Employer, or within six months thereafter, and which relate to the business of Employer. Whenever requested to do so by Employer, whether during the period of Employee's employment or thereafter, Employee shall execute any and all applications, assignments, and other instruments that Employer shall deem necessary or appropriate to apply for, obtain, or maintain Letters Patent of the United States or of any foreign country, or to protect otherwise the interest of Employer therein.

                  (h) EQUITABLE RELIEF. In the event a violation of any of the restrictions contained in this Section 5 is established, Employer shall be entitled to preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits, and other benefits arising from such violation, which right shall be cumulative and in addition to any other rights or remedies to which Employer may be entitled. In the event of a violation of any provision of Sections 5(b), 5(c), 5(f), or 5(g) of this Agreement, the period for which those provisions would remain in effect shall be extended for a period of time equal to that period beginning when such violation commenced and ending when the activities constituting such violation shall have been finally terminated in good faith.

                  (i) RESTRICTIONS SEPARABLE. If the scope of any provision of this Section 5 is found by a Court to be too broad to permit enforcement to its full extent, then such provision shall be enforced to the maximum extent permitted by law. The parties agree that the scope of any provision of this Section 5 may be modified by a judge in any proceeding to enforce this Agreement, so that such provision can be enforced to the maximum extent permitted by law. Each and every restriction set forth in this Section 5 is independent and severable from the others, and no such restriction shall be rendered unenforceable by virtue of the fact that, for any reason, any other or others of them may be unenforceable in whole or in part.

                  (j) SURVIVAL. Employer and Employee acknowledge and agree that the obligations and rights set forth in this Section 5 shall survive the termination of this Agreement and Employee's employment by either Employer or Employee under Section 4 of this Agreement.

               6. MISCELLANEOUS.

                  (a) NOTICES. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made, and received (i) if personally delivered, on the date of delivery, (ii) if by facsimile transmission, 24 hours after transmitter's confirmation of the receipt of such transmission, (iii) if mailed, three days after deposit in the United States mail, registered or certified, return receipt requested, postage prepaid and addressed as provided below, or (iv) if by a courier delivery service providing overnight or "next-day" delivery, on the next business day after deposit with such service addressed as follows:


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                            (1)    If to Employer:

                                   Vodavi Technology, Inc.
                                   4717 East Hilton Avenue
                                   Suite 400
                                   Phoenix, Arizona  85034
                                   Attention:  Chairman of the Board
                                   Fax: (480) 483-0144

                                   with a copy given in the manner
                                   prescribed above, to:

                                   Greenberg Traurig, LLP
                                   2375 E. Camelback Road, Suite 700
                                   Phoenix, Arizona  85016
                                   Attention:  Robert S. Kant, Esq.
                                   Fax: (602) 445-8100

                            (2)    If to Employee:

                                   David A. Husband
                                   16608 S. 15th Drive
                                   Phoenix, Arizona 85045

Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

                  (b) INDULGENCES; WAIVERS. Neither any failure nor any delay on the part of either party to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege, nor shall any waiver of any right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power, or privilege with respect to any other occurrence. No waiver shall be binding unless executed in writing by the party making the waiver.

                  (c) CONTROLLING LAW. This Agreement and all questions relating to its validity, interpretation, performance, and enforcement shall be governed by and construed in accordance with the laws of the state of Arizona, notwithstanding any Arizona or other conflict-of-interest provisions to the contrary.

                  (d)  BINDING NATURE OF AGREEMENT; SUCCESSORS AND ASSIGNS.
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, and assigns; provided that because the obligations of Employee hereunder involve the performance of personal services, such obligations shall not be delegated by Employee. For purposes of this Agreement, successors and assigns shall include, but not be limited to, any individual, corporation, trust, partnership, or


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other entity that acquires a majority of the stock or assets of Employer by sale, merger, consolidation, liquidation, or other form of transfer. Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place.

                  (e) EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the parties reflected hereon as the signatories.

                  (f)  PROVISIONS SEPARABLE. The provisions of this
Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

                  (g) ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements and conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

                  (h) PARAGRAPH HEADINGS. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

                  (i) NUMBER OF DAYS. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays, and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday, or holiday, then the final day shall be deemed to be the next day that is not a Saturday, Sunday, or holiday.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


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               IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                 VODAVI TECHNOLOGY, INC.

                                 By:  /s/ Gregory K. Roeper
                                    -----------------------------------------
                                 Name:  Gregory K. Roeper
                                 Title: Chief Executive Officer and President



                                 EMPLOYEE


                                      /s/ David A. Husband
                                 -----------------------------------------
                                 David A. Husband




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